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Exhibit 5.1

                   [LETTERHEAD OF ROBERT D. SCHULMAN, P.C.]

Interactive Medical Technologies Ltd.
2139 Pontius Avenue
Los Angeles, CA 90025

                                                                   July 17, 1997

          Re:  Registration Statement on Form S-8

Gentlemen:

     We have acted as counsel for Interactive Medical Technologies Ltd., (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 9,600,000 shares of the Company's common stock, $.001 par value, (the "Common Stock"), issuable pursuant to the Company's Advisory and Consultants Agreement, (the "Plan").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plan and of such other documents, corporate records, certificates of public officials and other instruments relating to the adoption and implementation of the Plan as we deemed necessary or advisable for purposes of this opinion.

     Based on the foregoing examination, we are of the opinion that the shares of common Stock issuable pursuant to the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

     Further, we consent to the filing of this opinion as an exhibit to the Registration Statement and to all reference therein to the firm.

                                     Very truly yours,

                                     /s/ Robert D. Schulman

                                     Robert D. Schulman, PC